EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RSA SECURITY INC.,

S&C ACQUISITION CORP.,

AND

PASSMARK SECURITY, INC.

April 24, 2006
TABLE OF CONTENTS

Page

ARTICLE I THE MERGER 1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 1.12 1.13 1.14 1.15 1.16 1.17 1.18
The Merger
The Closing
Actions at the Closing
Additional Action
Conversion of Shares
Dissenting Shares.
Exchange of Shares.
Fractional Shares
Options and Restricted Stock.
Adjustments Before and After the Closing
Payments on Account of Adjustments
Representative.
Escrow
Certificate of Incorporation and By-laws.
Directors and Officers of the Surviving Corporation.
No Further Rights
Closing of Transfer Books
Withholding Obligations

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24 2.25 2.26 2.27 2.28 2.29 2.30 2.31 2.32 2.33	Organization, Qualification and Corporate Power
Capitalization.
Authorization
Noncontravention
Subsidiaries.
Financial Statements.
Absence of Certain Changes
Undisclosed Liabilities
Tax Matters.
Assets.
Owned Real Property
Real Property Leases
Intellectual Property.
Inventory
Contracts.
Accounts Receivable
Powers of Attorney
Insurance
Litigation
Warranties.
Employees.
Employee Benefits.
Environmental Matters.
Legal Compliance and Foreign Corrupt Practices Act.
Customers and Suppliers
Permits
Certain Business Relationships With Affiliates
Brokers’ Fees
Books and Records
Prepayments, Prebilled Invoices and Deposits.
Investment Questionnaires
Controls and Procedures
Disclosure

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9	Organization, Qualification and Corporate Power
Capitalization
Authorization of Transaction
Noncontravention
Reports and Financial Statements
Broker’s Fees
Litigation
Ownership of Transitory Subsidiary
WKSI

ARTICLE IV COVENANTS 4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13 4.14 4.15 4.16
Closing Efforts
Governmental and Third-Party Notices and Consents.
Stockholder Approval.
Operation of Business
Access to Information.
Notice of Breaches.
Exclusivity.
Expenses
Access to Employees, Customers and Suppliers
Indemnification.
Listing of Merger Shares
FIRPTA Affidavit
Tax Matters.
Benefits to Continuing Employees; Service Credit.
280G Covenant
Retention Agreements

ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER

5.1 5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary Conditions to Obligations of the Company

ARTICLE VI INDEMNIFICATION

6.1 6.2 6.3 6.4 6.5	Indemnification by the Company Stockholders Indemnification by the Buyer Indemnification Claims. Survival of Representations, Warranties, Covenants and Agreements. Limitations.

6.6 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

ARTICLE VII REGISTRATION RIGHTS

7.1 7.2 7.3 7.4 7.5 7.6 7.7	Registration of Shares Limitations on Registration Rights. Registration Procedures. Requirements of Company Stockholders Indemnification Assignment of Rights Contribution; Survival.

ARTICLE VIII TERMINATION

8.1 8.2	Termination of Agreement Effect of Termination

ARTICLE IX DEFINITIONS

ARTICLE X MISCELLANEOUS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12	Press Releases and Announcements
No Third Party Beneficiaries
Entire Agreement
Succession and Assignment
Counterparts and Facsimile Signature
Headings
Notices
Governing Law
Amendments and Waivers
Severability
Submission to Jurisdiction
Construction.

Exhibit A-1 - Exhibit A-2 - Exhibit B-1 - Exhibit B-2 - Exhibit C - Exhibit D - Exhibit E - Exhibit F -	List of Certain Employees
Forms of Retention Agreement
List of Certain Officers
Forms of Non-Competition and Non-Solicitation Agreement
Escrow Agreement
Opinion of Counsel to the Company
Opinion of Counsel to the Buyer
Form of Selling Stockholder Questionnaire and Indemnity Agreement

Disclosure Schedule

Schedule 4.16 – Individuals with Retention Agreements

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of April 24, 2006 by and among RSA Security Inc., a Delaware corporation (the “Buyer”), S&C Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), PassMark Security, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 1.10, 1.12, and 1.13 and Articles VI and VII hereof, Paul Bergholm in his capacity as the Representative (as defined herein). The Buyer, the Transitory Subsidiary and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

This Agreement contemplates a two-step transaction consisting of two mergers. In the first merger, the Transitory Subsidiary will be merged with and into the Company, with the Company as the surviving corporation, and the Company Stockholders will receive a combination of common stock of the Buyer and cash in exchange for their capital stock of the Company. This first merger will be promptly followed by a merger of the surviving corporation in the first merger with and into the Buyer, with the Buyer as the surviving corporation. It is intended that the first merger be mutually interdependent with and a condition precedent to the second merger and that the second merger shall, through the binding commitment evidenced by Section 4.13, be effected promptly following the Effective Time. It is further intended that the mergers described above, considered together as a single integrated transaction for United States federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

Concurrently with the execution of this Agreement, the Company’s employees whose names are set forth on Exhibit A-1 attached hereto are entering into agreements with the Buyer regarding retention arrangements and partial acceleration of the vesting, or cancellation, of stock options and/or restricted common stock of the Company in the forms attached hereto as Exhibit A-2, and the Company’s officers whose names are set forth on Exhibit B-1 attached hereto are entering into non-competition and non-solicitation agreements with the Buyer in the forms attached hereto as Exhibit B-2.

The Parties intend that, as soon as practicable following the execution of this Agreement, certain stockholders of the Company will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 7:00 a.m. local time on the Closing Date.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.1;

(b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.2;

(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d) the Buyer shall deliver the Merger Consideration less the Escrow Fund to the Exchange Agent in accordance with Section 1.7; provided, however, that the Merger Consideration less the Escrow Fund payable with respect to any unvested shares of Restricted Stock shall instead be deposited in escrow with the Surviving Corporation to be held in accordance with the provisions of the applicable restricted stock agreement or other contractual arrangement relating to such Restricted Stock; and

(e) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement in the form attached hereto as the Exhibit C (the “Escrow Agreement”) and the Buyer shall deliver to the Escrow Agent $5,000,000 (together with all accrued interest thereon, the “Escrow Fund”).

1.4 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10, 1.11 and 1.13) (i) an amount of cash equal to the Cash Merger Ratio and (ii) a number of shares of Buyer Common Stock equal to the Stock Merger Ratio.

(b) Each Series A Share issued and outstanding immediately prior to the Effective Time (other than Series A Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series A Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10, 1.11 and 1.13) (i) the amount of cash equal to the Cash Merger Ratio multiplied by the number of Common Shares into which each Series A Share is convertible immediately prior to the Effective Time, and (ii) the number of shares of Buyer Common Stock equal to the Stock Merger Ratio multiplied by the number of Common Shares into which each Series A Share is convertible immediately prior to the Effective Time.

(c) Each Series B Share issued and outstanding immediately prior to the Effective Time (other than Series B Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series B Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Sections 1.10, 1.11 and 1.13) (i) the amount of cash equal to the Cash Merger Ratio multiplied by the number of Common Shares into which each Series B Share is convertible immediately prior to the Effective Time, and (ii) the number of shares of Buyer Common Stock equal to the Stock Merger Ratio multiplied by the number of Common Shares into which each Series B Share is convertible immediately prior to the Effective Time.

Each of the Cash Merger Ratio and the Stock Merger Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of the 30-day period referred to in the definition of Buyer Stock Price and the Effective Time. The total cash to be delivered in exchange for Company Shares pursuant to this Section 1.5 is sometimes referred to herein as the “Cash Merger Consideration”; and the total shares of Buyer Common Stock to be delivered in exchange for Company Shares pursuant to this Section 1.5 is sometimes referred to herein as the “Merger Shares” and, together with the Cash Merger Consideration, the “Merger Consideration.”

(d) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

1.6 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or the California Corporations Code (if applicable) or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5, (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent, the Merger Shares and that portion of the Cash Merger Consideration to which such holder is entitled to receive at the Closing pursuant to Section 1.5.

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law and the California Corporations Code (if applicable). The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7 Exchange of Shares.

(a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the delivery of the Merger Consideration in exchange for Certificates. On the Closing Date, the Buyer shall deliver (or cause to be delivered) to the Exchange Agent, in trust for the benefit of holders of Certificates, (i) the Cash Merger Consideration less the Escrow Fund and (ii) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5; provided, however, that the Cash Merger Consideration less the Escrow Fund and the Merger Shares that are payable with respect to any unvested shares of Restricted Stock shall instead be deposited in escrow with the Surviving Corporation to be held in accordance with the provisions of the applicable restricted stock agreement or other contractual arrangement relating to such Restricted Stock. Promptly (and in any event no later that five (5) business days) after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Consideration issuable pursuant to Section 1.5. The Buyer shall provide the Company or its counsel with the opportunity to review and provide comments to the form of notice and transmittal letter in advance of its distribution to holders of Certificates. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld pursuant to Section 1.18) the sum of (A) the Cash Merger Consideration payable with respect to the Company Shares evidenced by such Certificate pursuant to Section 1.5, minus such holder’s pro rata share (based upon the ratio that the aggregate Cash Merger Consideration payable to such holder bears to the aggregate Cash Merger Consideration) of the Escrow Fund and (B) the Merger Shares issuable with respect to the Company Shares evidenced by such Certificate pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.8 below; provided, however, that the Cash Merger Consideration less the Escrow Fund and the Merger Shares that are payable with respect to any unvested shares of Restricted Stock shall instead be deposited in escrow with the Surviving Corporation to be held in accordance with the provisions of the applicable restricted stock agreement or other contractual arrangement relating to such Restricted Stock. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive such holder’s share of the Merger Consideration issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to any portion of the Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

(b) If any portion of the Merger Consideration is to be paid in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such portion of the Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be in proper form and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any portion of the Merger Consideration payable to such holder pursuant to Section 1.5 that are required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration payable in exchange therefor pursuant to Section 1.5. The Buyer will, if required by the Exchange Agent, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive any portion of the Merger Shares until such holders surrender their Certificates for certificates representing the Merger Shares or otherwise complies with paragraph (c) of this Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such portion of the Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

1.8 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the Buyer Stock Price multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

1.9 Options and Restricted Stock.

(a) As of the Effective Time, all outstanding Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Option Merger Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Merger Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule and all of the other terms of the Options shall otherwise remain unchanged, subject to any changes expressly provided for by its terms in effect on the date hereof and this Agreement. The Option Merger Ratio shall be subject to adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of the 30-day period referred to in the definition of Buyer Stock Price and the Effective Time.

(b) Within ten (10) days after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

(c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within 10 business days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

(d) At the Effective Time, any Merger Consideration issued in accordance with Section 1.5 with respect to any unvested Restricted Stock outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms as in effect as of the date hereof such unvested Restricted Stock vests, or such other provisions lapse, at the Effective Time; provided that to the extent any unvested Restricted Stock is not held in escrow by the Company, the Company shall take all reasonably necessary actions to require that all unvested Restricted Stock be held in escrow by the Company to be released in such amounts and at such times as the forfeiture provisions and repurchase rights lapse pursuant to the applicable restricted stock agreement. The Company shall not take or permit any action that would accelerate vesting of any unvested Restricted Stock, except to the extent required by the terms of any restricted stock agreements in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights that the Company may hold immediately prior to the Effective Time to repurchase unvested Restricted Stock shall be assigned to the Buyer in the Merger and shall thereafter apply to, and be exercisable by the Surviving Corporation or the Buyer with respect to, the Merger Consideration into which such unvested Restricted Stock was converted pursuant to Section 1.5 hereof. The Company shall take all steps necessary to cause the foregoing provisions of this Section 1.9(d) to occur.

(e) The Company shall cause the exercise or termination, immediately prior to the Effective Time, of any outstanding Warrants which remain unexercised.

(f) The Company shall obtain, prior to the Closing, the consent from each holder of an Option, shares of unvested Restricted Stock or Warrant to the amendment (in the case of Options and Restricted Stock) or termination (in the case of Warrants) of such Option, unvested Restricted Stock or Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

1.10 Adjustments Before and After the Closing. The Base Cash Purchase Price shall be subject to adjustment as follows:

(a) Not later than three (3) business days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a good faith estimate of the balance sheet of the Company as of the Closing Date (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall be prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 1.10. The Preliminary Closing Balance Sheet shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the estimated Net Working Capital is greater than, or less than, the Target Amount (the “Preliminary Net Working Capital”). In calculating the Preliminary Net Working Capital, the Preliminary Balance Sheet shall include as liabilities the amount of the transaction fees and expenses in excess of $150,000 payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees relating to the transactions contemplated by this Agreement, and up to 50% of the total fees and expenses payable to Merrill Corporation in connection with the virtual due diligence data room established by the Parties in connection with such transactions, in each case to the extent such transaction fees and expenses have not been paid prior to the date of the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums. If the Preliminary Net Working Capital shown on the Preliminary Closing Balance Sheet is (I) greater than the Target Amount, then the difference shall be added to the Base Cash Purchase Price, or (II) less than the Target Amount, then the difference shall be deducted from the Base Cash Purchase Price (the Base Cash Purchase Price, as so adjusted, is referred to as the “Preliminary Base Cash Purchase Price”).

(b) Not later than 45 calendar days after the Closing Date, the Representative shall deliver to the Buyer the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), except that the Closing Balance Sheet may exclude all footnotes, subject to the adjustments set forth in this Section 1.10 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified as such by the Representative. If the Representative fails to deliver the Closing Balance Sheet within 45 calendar days of the Closing Date, then the Representative’s rights and obligations to deliver such Closing Balance Sheet shall terminate, and the Buyer may (but shall not be obligated to) elect to prepare a closing balance sheet (in accordance with paragraphs (b) and (c) of this Section 1.10), in which case such balance sheet shall be deemed the “Closing Balance Sheet.” In the event that the Representative fails to deliver the Closing Balance Sheet within 45 days of the Closing Date, the Buyer’s reasonable documented costs and expenses of preparing such Closing Balance Sheet shall be recovered from the Escrow Fund. The Buyer and the Surviving Corporation shall make such information, personnel and resources available to the Representative as may be reasonably necessary to enable the Representative to prepare the Closing Balance Sheet in accordance with this Section 1.10; provided that the obligation of the Buyer and the Surviving Corporation to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of the businesses of the Buyer or the Surviving Corporation. Failure by the Representative to deliver to the Buyer the Closing Balance Sheet shall be deemed to be the Company Stockholders’ waiver of any claim for, or entitlement to, any increase in the Preliminary Base Cash Purchase Price pursuant to Section 1.10(f) or Section 1.11.

(c) The Closing Balance Sheet delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the Net Working Capital is greater than, or less than, the Preliminary Net Working Capital. In calculating the Net Working Capital, the Closing Balance Sheet shall include as liabilities the amount of the transaction fees and expenses in excess of $150,000 payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees relating to the transactions contemplated by this Agreement and up to 50% of the total fees and expenses payable to Merrill Corporation in connection with the virtual due diligence data room established by the Parties in connection with such transactions, in each case to the extent such transaction fees and expenses were not paid prior to the Effective Time. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

(d) In the event that the Buyer disputes the Closing Balance Sheet or the calculation of the Closing Net Working Capital Adjustment, the Buyer shall notify the Representative in writing (the “Buyer Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet. If the Buyer fails to deliver such notice within such time period, the Buyer shall be deemed to have irrevocably and unconditionally accepted the Closing Balance Sheet without further recourse or remedy pursuant to this Agreement or otherwise. In the event that the Representative disputes the Closing Balance Sheet or the calculation of the Closing Working Capital Value Adjustment prepared by the Buyer (if any), the Representative shall notify the Buyer in writing (the “Representative Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet. If the Representative fails to deliver such notice within such time period, the Representative on behalf of the Company Stockholders shall be deemed to have irrevocably and unconditionally accepted the Closing Balance Sheet without further recourse or remedy pursuant to this Agreement or otherwise. In the event of such a dispute, the Buyer and the Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Buyer Dispute Notice or the Representative Dispute Notice, as the case may be, then any remaining items in dispute shall be submitted to the Neutral Accountant. The Buyer and the Representative shall request that the Neutral Accountant render a determination as to each unresolved item in dispute within 45 days after its retention, and the Buyer and the Representative shall reasonably cooperate with the Neutral Accountant so as to enable it to make such a determination as quickly and as accurately as practicable. The Neutral Accountant shall consider only the remaining items of dispute and may not assign a value to any such item of dispute greater than the greatest value assigned by the Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Representative, on the other hand. All determinations pursuant to this Section 1.10(d) shall be in writing and shall be delivered to the Buyer and the Representative. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.10 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.10(d) shall be shared equally by the Company Stockholders, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Net Working Capital Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party. Any fees and expenses so allocated to the Company Stockholders shall be recoverable solely from the Escrow Fund.

(f) Immediately upon the expiration of the 30-day period for giving the Buyer Dispute Notice or the Representative Dispute Notice, as the case may be, if no such notice is given, or upon notification by the Buyer to the Representative or by the Representative to the Buyer, as the case may be, that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.10, the Preliminary Base Cash Purchase Price shall be adjusted as follows (as so adjusted, the “Adjusted Base Cash Purchase Price”):

(i) If the Closing Net Working Capital Adjustment is negative, such deficiency shall be deducted from the Preliminary Base Cash Purchase Price to obtain the Adjusted Base Cash Purchase Price;

(ii) If the Closing Net Working Capital Adjustment is zero, the Adjusted Base Cash Purchase Price shall be equal to the Preliminary Base Cash Purchase Price; and

(iii) If the Closing Net Working Capital Adjustment is positive, such additional amount shall be added to the Preliminary Base Cash Purchase Price to obtain the Adjusted Base Cash Purchase Price.

1.11 Payments on Account of Adjustments. The difference, if any, between the Adjusted Base Cash Purchase Price and the Preliminary Base Cash Purchase Price shall be paid by (a) the Company Stockholders to the Buyer, in the case of a deficiency pursuant to Section 1.10(f)(i) hereof, and (b) the Buyer to the Representative for distribution to the Company Stockholders, in the case of a surplus pursuant to Section 1.10(f)(iii) hereof, in each case immediately upon the expiration of the 30-day period for giving the Buyer Dispute Notice or the Representative Dispute Notice, if no Buyer Dispute Notice or Representative Dispute Notice is given, or upon notification by the Buyer to the Representative that no Dispute Notice will be given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Base Cash Purchase Price. If any amount is payable to the Buyer pursuant to this Section 1.11, such amount shall be paid from the Escrow Fund in accordance with the terms of the Escrow Agreement.

1.12 Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Net Working Capital and Adjusted Base Cash Purchase Price, (ii) the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof and (iii) the enforcement of any rights of the Company Stockholders under Article VII hereof, the Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of Merger Consideration, hereby designate the Representative as their representative, attorney-in-fact and agent.

(b) The Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of Merger Consideration, hereby authorize the Representative (i) to prepare and deliver the Closing Balance Sheet and to make all decisions relating to the determination of the Net Working Capital and the Adjusted Base Cash Purchase Price, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, (iii) to enforce any rights of the Company Stockholders under Article VII hereof, (iv) to give and receive all notices required to be given under the Agreement, and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement.

(c) In the event that the Representative becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Company Stockholders (acting by the vote of the Company Stockholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted basis)) shall select another representative to fill the vacancy of the Representative initially chosen by the Company Stockholders, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d) All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Buyer relating to the determination of the Net Working Capital and the Adjusted Base Cash Purchase Price or the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) By his, her or its approval of the Merger and adoption of this Agreement, and/or his or its acceptance of Merger Consideration, each Company Stockholder, agrees that:

(i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Net Working Capital and the Adjusted Base Cash Purchase Price, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI hereof or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

(ii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative;

(iii) the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 1.12 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.12; and

(v) the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) The Company Stockholders shall severally and not jointly indemnify the Representative and hold him, her or it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.

1.13 Escrow. On the Closing Date, the Buyer shall (or shall cause the Transitory Subsidiary to) deliver to the Escrow Agent a wire transfer in the amount of the Escrow Fund, which amount shall be deemed withheld from the total Merger Consideration and shall be deposited with the Escrow Agent for the purpose of (a) securing the indemnification obligations of the Company Stockholders set forth in this Agreement and (b) satisfying any adjustments to the Merger Consideration pursuant to Sections 1.10(f)(i) and 1.11(a) hereof. Of the initial $5,000,000 placed in the Escrow Fund, plus any earnings thereon, $1,000,000 (in excess of any funds to be retained in the Escrow Fund to cover any Claimed Amount or Expected Claim Notice) shall be retained in escrow for an additional one year following the initial one year period after the Closing, solely to cover claims pursuant to Section 6.1(e) of this Agreement. Such Escrow Fund shall be deemed to have been withheld from each Company Stockholder pro rata in the same proportion as the total amount of Cash Merger Consideration payable to such Company Stockholder under Section 1.5 bears to the Cash Merger Consideration. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.14 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended so that such Certificate of Incorporation is identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.15 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

1.16 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.17 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration into which such Certificates convert in accordance with Section 1.5, subject to Sections 1.10, 1.11 and 1.13 and to applicable law in the case of Dissenting Shares.

1.18 Withholding Obligations. Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Transitory Subsidiary, the Exchange Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 54,063,000 Common Shares, of which, as of the date of this Agreement, 10,461,526 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 25,937,000 Preferred Shares, of which (A) 11,000,000 shares have been designated as Series A Convertible Preferred Stock, all of which shares were issued and outstanding as of the date of this Agreement, and (B) 14,937,000 shares have been designated as Series B Convertible Preferred Stock, all of which shares were issued and outstanding as of the date of this Agreement.

(b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Common Shares that constitute Restricted Stock, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d) Except as set forth in Section 2.2(c) or 2.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act or the securities laws of any other jurisdiction, or voting, of the capital stock of the Company.

2.3 Authorization. The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy or other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies (such exceptions to enforceability, the “Bankruptcy and Equity Exception”).

2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, nor the performance by the Company of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby and thereby (including the Reorganization), will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

2.6 Financial Statements.

(a) The Company has provided to the Buyer the Financial Statements. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clauses (b) and (c) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and, in the case of the Financial Statements referred to in clause (c) of the definition of such term, do not include footnotes.

(b) Each of the Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and its Subsidiaries.

(c) Section 2.6(c) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC), if any, effected by the Company since the Company’s inception. Section 2.6(c) of the Disclosure Schedule lists all non-audit services (excluding footnote detail) performed by the Company’s auditors for the Company since the Company’s inception.

(d) To the knowledge of the Company, Deloitte & Touche LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

2.7 Absence of Certain Changes. Since December 31, 2005, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (r) of Section 4.4.

2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the December 2005 Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since December 31, 2005 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

2.9 Tax Matters.

(a) Each of the Company and the Subsidiaries has properly filed all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. Each of the Company and the Subsidiaries has paid all Taxes that were due and payable other than Taxes that are being contested in good faith and for which an adequate reserve has been established. The unpaid Taxes of the Company and each Subsidiary for Tax periods through December 31, 2005 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the December 2005 Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after December 31, 2005 arose in the Ordinary Course of Business. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person or entity other than the Company or any Subsidiary or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all material Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other person or entity pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(f) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code.

(g) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(h) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(j) Section 2.9(j) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction.

(k) Neither the Company nor any Subsidiary has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(l) Neither the Company nor any Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(m) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(n) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(o) No holder of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been delivered to the Company.

(p) The Company has delivered or made available to the Buyer each agreement or arrangement relating to transfer pricing in any relevant jurisdiction.

(q) Section 2.9(q) of the Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(r) Neither the Company nor any Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(s) The Company has delivered or made available to the Buyer all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

(t) At all times from its inception to its dissolution, PassMark Security, LLC was validly treated for United States federal income tax purposes, and for purposes of the income tax laws of all other jurisdictions in which it was subject to taxation, as a partnership, and not as an association taxable as a corporation.

2.10 Assets.

(a) The Company or the applicable Subsidiary owns and has good title to all of the tangible assets reflected as owned on the December 2005 Balance Sheet, except for assets that have been sold or disposed of in the Ordinary Course of Business since the December 2005 Balance Sheet, and all tangible assets acquired since such date, in each case free and clear of all Security Interests. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear and aging).

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of December 31, 2005, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

(c) Each item of equipment, motor vehicle and other asset that the Company or any Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Neither the Company nor any Subsidiary has ever owned any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the knowledge of the Company, against each other party thereto, subject to the Bankruptcy and Equity Exception;

(b) subject to the Bankruptcy and Equity Exception, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the knowledge of the Company, against each other party thereto immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;

(d) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably adequate for the operation of said facilities;

(g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(i) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and, to the knowledge of the Company, will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

(j) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

2.13 Intellectual Property.

(a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company or any Subsidiary from having clear title to any Patent Rights included in the Company Registrations or affecting the patentability or enforceability of any Patent Rights included in the Company Registrations.

(c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in the manner currently conducted by the Company and the Subsidiaries, and as currently contemplated to be conducted by the Company’s management as committed in the Contracts and as disclosed by the Company to the Buyer.

(d) Protection Measures. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been received by or, to the knowledge of the Company, threatened against the Company or any Subsidiary. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person.

(e) Infringement by Company. Neither the use of the Customer Offerings by the Company’s customers in accordance with the terms of the Contracts relating thereto, nor the conduct of the Company’s business as currently conducted and as currently contemplated to be conducted by the Company’s management as committed in the Contracts and as disclosed by the Company to the Buyer, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any pending complaint, claim or notice, or pending threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any pending request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f) Infringement of Company Rights. The Company has not made any threat or allegation, nor brought or threatened any legal action, against any person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) or entity alleging that such person or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property.

(g) Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any person or entity, except pursuant to the agreements listed in Section 2.13(g) of the Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries, their escrow agent(s) or any other person to any third party.

(h) Authorship. Except as set forth in Section 2.13(h) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or any Internal System that is not licensed from a third party have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, which agreements are substantially in the form set forth in Section 2.13(h) of the Disclosure Schedule.

(i) Open Source Code. Section 2.13(i) of the Disclosure Schedule sets forth a list describing the title, date, and parties (as applicable) to all license agreements for Open Source Materials for current Customer Offerings to which the Company or any Subsidiary are a party and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries. Except as disclosed in Section 2.13(i) of the Disclosure Schedule, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, the current Customer Offerings.

(j) Employee and Contractor Assignments. Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary who has, in each case, been involved in the development or modification of any technology or Intellectual Property has executed a written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship and all Intellectual Property rights therein.

(k) Quality. The Internal Systems developed by or for the Company and all Customer Offerings are free from defects other than defects that have been corrected or whose correction the Company reasonably expects to be accomplished in the Ordinary Course of Business of the Company or of third-party licensors of such Software. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(k) of the Disclosure Schedule.

(l) Support and Funding. The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14 Inventory. [Intentionally Omitted.]

2.15 Contracts.

(a) Section 2.15(a) of the Disclosure Schedule lists the following agreements to which the Company or any Subsidiary is a party:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any of the assets or business of the Company or any Subsidiary having a value of at least $50,000 (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements (or contractual provisions) with customers or employees of the Company set forth in the Company’s then standard terms and conditions of sale, non-exclusive licenses to end user customers entered into in the Ordinary Course of Business or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof under which the Company has any continuing rights or obligations;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xi) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xii) any agreement that could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business of the Company or any of its Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xiii) any license or other agreement pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to any Company Intellectual Property (other than non-exclusive licenses on the Company’s then standard form to end user customers entered into in the Ordinary Course of Business);

(xiv) any license or other agreement pursuant to which the Company or any Subsidiary uses the Company Licensed Intellectual Property (other than shrink-wrap or “click-through” licenses for commercially available software involving less than $25,000); and

(xv) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Buyer a complete and accurate copy of each arrangement (as amended to date) or agreement (as amended to date) disclosed in Section 2.15(a) of the Disclosure Schedule (collectively, the “Contracts”). With respect to each Contract and subject to the Bankruptcy and Equity Exception: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, and, to the knowledge of the Company, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, and, to the knowledge of the Company, against each other party thereto immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any enforceable oral contract or agreement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a).

2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the December 2005 Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the December 2005 Balance Sheet. A complete and accurate list of the accounts receivable reflected on the December 2005 Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since December 31, 2005 are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the December 2005 Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed by the Company or any Subsidiary.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts that the Company reasonably believes is necessary to conduct its business and to own its assets. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase of more than $10,000 per year with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization in accordance with the terms thereof as in effect immediately prior to the Closing.

2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing received by the Company against the Company or any Subsidiary. There are no judgments, orders, decrees, stipulations or injunctions outstanding against the Company or any Subsidiary.

2.20 Warranties.

(a) No product or service provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

(b) The reserve for warranty claims set forth on the December 2005 Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to December 31, 2005 are reasonably adequate and were calculated in accordance with GAAP consistently applied.

(c) Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary to provide the customer with any other services or products of the Company or such Subsidiary on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company’s or a Subsidiary’s published price for such services or products. Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or any Subsidiary other than those arising in the Ordinary Course of Business.

2.21 Employees.

(a) To the extent allowed by applicable law, the Company has delivered to the Buyer a list of all employees of the Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such person. None of such employees is a party to an employment agreement or contract with the Company or such Subsidiary. Each current or past employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Company, no key employee or group of employees has indicated any plans to terminate employment with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

(c) None of the Company, any Subsidiary, any director or officer or, to the knowledge of the Company, any other key employee of the Company or a Subsidiary, or any Affiliate of any of the foregoing (other than institutional investors in the Company), has any existing undisclosed contractual relationship with the Company or a Subsidiary or owns, directly or indirectly, individually or collectively, except as the holder of not more than 5% of the outstanding stock of a publicly-held company, any interest in any entity or enterprise engaged in the development, marketing or sale of user authentication solutions that are designed for use by either enterprise users or online consumers.

(d) Section 2.21(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company or a Subsidiary, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in Section 2.21(d) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or such Subsidiary. Each such independent contractor has entered into the Company’s or Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, with the Company or such Subsidiary, a copy of which has previously been delivered to the Buyer.

(e) To the extent allowed by applicable law, the Company has delivered to the Buyer a list of each employee of the Company and its Subsidiaries who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or such Subsidiary provided to the Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. Where applicable, the Company or such Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(f) The Company or a Subsidiary has obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and each Subsidiary has complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations.

(g) The Company has complied with all laws and regulations related to employment and employment practices, including without limitation those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers’ compensation, employee leave, immigration, and the payment and withholding of Taxes and other sums as required by applicable law. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all employee handbooks, employment manuals and policies, and (v) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, the Subsidiaries, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent that such continuation of coverage is provided solely at the participant’s or beneficiary’s expense.

(g) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement (including the Reorganization) give rise to any such liability.

(h) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action.

(j) Section 2.22(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement (including the Reorganization), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee, (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (including the Reorganization) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Reorganization).

(k) Each individual who has received compensation for the performance of services on half of the Company or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of December 31, 2005.

(m) Section 2.22(m) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued on the Closing Balance Sheet but unpaid as of the Closing Date.

(n) There are no loans or extension of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.

(o) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.

(p) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary or on any Company Stockholder.

(q) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.23 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all material applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company is not aware of any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.24 Legal Compliance and Foreign Corrupt Practices Act.

(a) Each of the Company and the Subsidiaries is currently conducting, and has at all times since their inception conducted, their respective businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity (it being agreed that for purposes of this sentence, “material” shall mean that the failure to satisfy this standard has resulted in or would reasonably be expected to result in Damages to the Company or any Subsidiary of more than $10,000 in the aggregate). Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

(b) None of the Company, any Subsidiary, any officer or director, or, to the knowledge of the Company, any other employee or agent thereof, or any Company Stockholder acting on behalf of the Company or any Subsidiary, has authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Stockholder.

2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the interim period through March 31, 2006 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer or supplier has indicated in writing to the Company within the past year that it will terminate or fail to renew its relationship with the Company or any Subsidiary. To the knowledge of the Company, each of the Company and the Subsidiaries has good relations with its customers.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or a Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing and, subject to the prompt satisfaction of the covenants and agreements set forth in Section 4.13 of this Agreement, upon completion of the Reorganization.

2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (including the Reorganization).

2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.30(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company or any Subsidiary as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are accrued for on the December 2005 Balance Sheet, and will be accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

(b) Section 2.30(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company or any Subsidiary as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are accrued for on the December 2005 Balance Sheet, and will be accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

2.31 Investment Questionnaires. Each of the Company Stockholders listed in Section 2.31 of the Disclosure Schedule has completed, executed and delivered to the Company an Investment Representation Letter dated as of a recent date in the form approved by the Buyer, and copies of all such executed Investment Representation Letters have been provided to the Buyer. The Company is not aware of any fact or circumstance that would make the statements set forth therein not true. Immediately prior to the Effective Time, the number of Company Stockholders that are not “accredited investors” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) will not exceed 35.

2.32 Controls and Procedures. The Company and each of its Subsidiaries maintains internal controls over financial reporting which provide reasonable assurance that (a) transactions are executed with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for the Company’s consolidated assets, (c) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization, (d) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at annual intervals and (e) accounts, notes and other receivables and inventory were in all material respects recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a reasonably current and timely basis.

2.33 Disclosure. No representation or warranty by the Company contained in this Agreement or any certificate delivered or to be delivered by or on behalf of the Company pursuant to Section 5.1 of this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to Section 5.1 of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and otherwise) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Capitalization. The authorized capital stock of the Buyer consists of 300,000,000 shares of Buyer Common Stock, of which 72,732,368 shares were issued and outstanding as of March 31, 2006, and options to acquire an aggregate of 12,402,893 shares of Buyer Common Stock were issued and outstanding as of March 31, 2006. The rights and privileges of each class of the Buyer Common Stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby (including the Reorganization) have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or the other agreements contemplated hereby, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby and thereby (including the Reorganization), will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, complete and accurate copies of which have been made available to the Company, (b) require on the part of the Buyer or the Transitory Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5 Reports and Financial Statements. The Buyer has previously made available to the Company complete and accurate copies, as amended or supplemented through the date of this Agreement, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2006 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.6 Broker’s Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (including the Reorganization), other than America’s Growth Capital.

3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which is required to be disclosed in the Buyer Reports pursuant to Item 103 of Regulation S-K of the Securities Act and is not disclosed as required.

3.8 Ownership of Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (including the Reorganization). The Transitory Subsidiary (a) has not conducted, and will not prior to the Effective Time conduct, any business and (b) has no, and prior to the Effective Time will have no, assets or liabilities, except in either case in connection with the transactions contemplated by this Agreement (including the Reorganization). No Company Shares or shares of Subsidiaries of the Company are held by the Buyer or the Transitory Subsidiary or any subsidiary of either. As of immediately prior to the Effective Time, all of the outstanding capital stock of the Transitory Subsidiary will be owned directly by the Buyer or a wholly-owned subsidiary of the Buyer.

3.9 WKSI. The Buyer is a well-known seasoned issuer (“WKSI”) as defined in Rule 405(a) of the Securities Act.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Reorganization), including using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all registrations, filings and notices with or to third parties and Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement (including the Reorganization) and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement (including the Reorganization).

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3 Stockholder Approval.

(a) As expeditiously as possible following the execution of this Agreement and in any event within two (2) business day after the execution of this Agreement, the Company shall mail the Disclosure Statement, in a form reasonably acceptable to the Buyer, to the Company Stockholders. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and may be available for the Company Shares pursuant to Section 1300 through Section 1304 of the California Corporations Code (to the extent such provisions are found to apply to the Merger and related transactions) and copies of such Sections 262 and Section 1300 through Section 1304, (iii) such other information regarding the Buyer, including its business, its financial statements and the Buyer Common Stock, as required by Rule 502 of Regulation D under the Securities Act. As expeditiously as possible following the execution of this Agreement, and in any event within five (5) business day after the execution of this Agreement, the Company shall use all commercially reasonable efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Requisite Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer. As expeditiously as possible following the receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained. The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law and Section 603 of the California Corporations Code (if applicable), a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law and may be available for their Company Shares pursuant to Section 1300 through Section 1304 of the California Corporations Code (to the extent such provisions are found to apply to the Merger and related transactions) (which notice shall include copies of such Section 262 and Sections 1300 through 1304), and shall promptly inform the Buyer of the date on which such notice was sent.

(b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.4 Operation of Business. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve substantially intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing business shall not be materially impaired. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares, Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except (i) in accordance with the Retention Agreement, (ii) from former employees, directors or consultants in accordance with agreements in place on the date hereof and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company and (iii) in connection with the exercise of the Vocent Put Right);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any Company Debt; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(j) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates), generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22(j) or (m) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants;

(e) acquire, sell, lease, license or dispose of any tangible assets or tangible property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets or property in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) sell, assign, transfer, license or sublicense any Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

(j) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(l) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or material default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(n) make or commit to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;

(o) institute or settle any Legal Proceeding other than in connection with the Company’s enforcement of its rights under this Agreement;

(p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

(q) fail to take any action necessary to preserve the validity of any Intellectual Property; or

(r) agree in writing or otherwise to take any of the foregoing actions.

In addition, the Company and its Subsidiaries shall accept customer orders in the Ordinary Course of Business and shall continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Company Debt in existence as of the date of this Agreement.

4.5 Access to Information.

(a) The Company shall (and the Company shall cause each Subsidiary to) afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records at the Buyer’s expense. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request. All requests for information made pursuant to this Section 4.5(a) shall be directed to an executive officer of the Company or such other persons as may be designated by any such executive officer. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) Within 15 days after the end of each month ending prior to the Closing, beginning with April 30, 2006, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent in all material respects with the books and records of the Company and the Subsidiaries.

4.6 Notice of Breaches.

(a) The Company shall promptly deliver to the Buyer notice of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) The Buyer shall promptly deliver to the Company notice of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement.

4.7 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Buyer) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8 Expenses. Except as otherwise expressly provided herein (including as set forth in Section 1.10 with respect to up to $150,000 in fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement to be excluded from the Preliminary Balance Sheet and Closing Balance Sheet), the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby (including the Reorganization) and the Company Stockholders will pay all fees and expenses incurred by the Company Stockholders in connection with the transactions contemplated hereby (including the Reorganization). Each Company Stockholder shall be responsible for payment of all sales, transfer, use, stamp, conveyance value added, recording, registration, documentary, filing and other non-income Taxes (including any real property transfer Taxes) and administrative fees arising out of the conveyance of the Company Shares owned by such Company Stockholder.

4.9 Access to Employees, Customers and Suppliers. The Company shall, if reasonably requested by the Buyer, introduce the Buyer to employees, customers and suppliers of the Company for the purpose of facilitating the post-Closing integration of the Company and its business into that of the Buyer.

4.10 Indemnification.

(a) The Buyer shall not, for a period of six (6) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b) Subject to the limitations of applicable law, from and after the Effective Time, the Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement listed on Schedule 4.10(b) attached to this Agreement and in effect between the Company and any individual who served as director or officer of the Company at any time prior to the Closing.

(c) Prior to the Closing, the Company shall purchase and pay for a “tail” policy of directors’ and officers’ liability insurance, which policy shall provide that it is effective for not less than six years after the Effective Time with respect to matters existing or occurring at or prior to the Effective Time and shall contain coverage and other terms and conditions that are reasonably acceptable to the Buyer. The cost of such policy shall either be paid in full by the Company prior to Closing or fully accrued for on both the Preliminary Closing Balance Sheet and the Closing Balance Sheet.

4.11 Listing of Merger Shares. The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

4.12 FIRPTA Affidavit. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, or the Exchange Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code pursuant to Section 1.18 of this Agreement.

4.13 Tax Matters.

(a) Promptly after the Effective Time and in no event later than May 15, 2006, the Surviving Corporation shall be merged with and into the Buyer pursuant to a plan of reorganization of the Buyer (the “Reorganization”). From and after the effectiveness of the Reorganization, the separate corporate existence of the Surviving Corporation shall cease and the Buyer shall continue as the surviving entity in the Reorganization. The Reorganization shall have the effects set forth in Section 259 of the Delaware General Corporation Law. The Buyer shall take all steps and actions as shall be required to cause the Surviving Corporation to consummate the Reorganization as set forth in this Section 4.13.

(b) The Parties intend that the Merger and the Reorganization shall be mutually interdependent, shall be considered together as a single integrated transaction for United States federal income tax purposes, and shall constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations. The Parties shall report the Merger and the Reorganization as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by law. From and after the date of this Agreement, each Party shall use its reasonable best efforts to cause the Merger and Reorganization, considered together, to qualify as a “reorganization” under Section 368(a) of the Code to which end none of Buyer, Transitory Subsidiary and the Surviving Corporation shall, and they shall not cause or permit any of their respective Subsidiaries to, take, or omit from being taken, any action prior to or following the Closing, and the Company shall not, and shall not cause or permit its Subsidiaries to, take, or omit from being taken, any action prior to the Closing that, in the case of any such action taken or omitted from being taken, would reasonably be expected to cause the Merger and Reorganization, when considered together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Transitory Subsidiary shall not have or acquire, and the Buyer shall not cause the Transitory Subsidiary to have, and shall take such actions as may be necessary to preclude the Transitory Subsidiary from having or acquiring, at any time prior to the Effective Time, assets (other than nominal assets) contributed upon the formation of the Transitory Subsidiary, which assets will be held by the Surviving Corporation immediately following the Merger) or business operations.

(d) Certain Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date and for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company and Subsidiaries in preparing its returns. Buyer shall provide drafts of such Tax Returns that are income Tax Returns to the Representative not later than 20 days prior to the due date for filing such Tax Returns and shall permit the Representative to review and comment on each such Tax Return prior to filing thereof and shall make such revisions to such Tax Returns as are reasonably requested by the Representative.

(e) Contest Provisions. Buyer shall promptly notify Representative, with respect to the Company or any Subsidiary, in writing upon receipt by Buyer, any of its Affiliates, the Company or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which any Company Stockholder is or may be liable pursuant to this Agreement. Representative shall have the right to participate, at its own expense, in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, or with respect to taxable periods that include, but do not end on, the Closing Date. Buyer shall reasonably cooperate with Representative in connection with the conduct and resolution of any such proceeding.

4.14 Benefits to Continuing Employees; Service Credit.

(a) Following the Effective Time, the Buyer will, or will cause a subsidiary of the Buyer to, provide to those employees of the Buyer or any of its subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”), benefits that, in the aggregate, are no less favorable than the total benefits provided to similarly situated employees of the Buyer or its subsidiaries. Subject to Section 4.16 of this Agreement, nothing in this Section 4.14 shall prevent the Buyer from changing its compensation and benefits structure at any time or terminating any employee at any time.

(b) Following the Effective Time, to the extent permitted by law and the terms of the applicable plan, policy, program or arrangement, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any Buyer Employee Plans and (ii) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. For purposes of this Agreement, the term “Buyer Employee Plan” means any employee benefit plans, agreements, programs, policies and arrangements of the Buyer and its subsidiaries for the benefit of the employees of the Buyer and its subsidiaries.

4.15 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to stockholders, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Shares of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the Company Stockholders in connection with such vote.

4.16 Retention Agreements. Each holder of unvested Restricted Stock and unvested Options (if any) listed on Schedule 4.16 attached hereto who has entered into a retention agreement with the Buyer in the form attached to Schedule 4.16 (the “Retention Agreement”) prior to the Effective Time shall be entitled to receive an amount of cash in accordance with the terms and conditions of such holder’s Retention Agreement.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE MERGER

5.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) not less than 95% of the total outstanding shares of capital stock of the Company as of the record date for the taking of such action by the Company Stockholders shall have voted in favor of the adoption of this Agreement and the Merger, and the Company shall have delivered to the Buyer evidence of such vote;

(b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are necessary for the consummation of the transactions contemplated by this Agreement (including the Reorganization) or are material to the conduct of the Company’s business;

(c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement (including the Reorganization), (ii) cause the transactions contemplated by this Agreement (including the Reorganization) to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) since the date of this Agreement, there shall not have been any changes, events or developments that have had or would reasonably be expected to result in a Company Material Adverse Effect;

(g) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(h) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(i) the Buyer shall have received a counterpart of the Escrow Agreement, executed by the Escrow Agent and the Representative;

(j) the Buyer shall have received from counsel to the Company an opinion substantially in the form attached hereto as Exhibit D, addressed to the Buyer and dated as of the Closing Date;

(k) the Buyer shall have received evidence that this Agreement and the Merger have received the Requisite Shareholder Approval;

(l) the Buyer (i) shall have no reason to believe that the statements set forth in the Investment Representation Letters executed and delivered by the Company Stockholders to the Company at or prior to the Closing are not true and (ii) shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act; and

(m) the Buyer shall have received the following certificates and instruments: (i) certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified; (ii) certified charter and bylaws or other applicable organizational documents of the Company and each Subsidiary; and (iii) secretary’s certificate of the Company certifying as to the incumbency of the Company’s officers, the adoption of authorizing resolutions of the Company’s board of directors and stockholders, the Company’s stockholder ledger as of immediately prior to the Effective Time, a spreadsheet showing the number of whole Merger Shares and the amount of Cash Merger Consideration allocable to each Company Stockholder on a per Certificate basis and the information delivered to the Buyer pursuant to Section 2.21 hereof.

5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, each of which may be waived in writing in the sole discretion of the Company:

(a) the Buyer, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger;

(b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

(c) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement (including the Reorganization);

(d) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Buyer shall have delivered to the Representative the Buyer Certificate;

(g) the Representative shall have received a counterpart of the Escrow Agreement, executed by the Buyer and the Escrow Agent;

(h) the Company Stockholders shall have received from counsel to the Buyer an opinion substantially in the form attached hereto as Exhibit E addressed to the Company Stockholders and dated as of the Closing Date; and

(i) the Representative shall have received the following certificates and instruments: (i) certificate of good standing of the Buyer; (ii) certified charter and bylaws or other applicable organizational documents of the Buyer; and (iii) secretary’s certificate of the Buyer certifying as to the incumbency of the Buyer’s officers and the adoption of authorizing resolutions of the Buyer’s board of directors.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company Stockholders. Following the Closing, the Company Stockholders, on a basis providing for equal culpability except with respect to the matters set forth in Section 6.1(c) of this Agreement, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or the Company Certificate furnished by the Company to the Buyer pursuant to Section 5.1 of this Agreement;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement;

(c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests;

(d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or

(e) the matters set forth on Schedule 6.1(e) attached hereto.

6.2 Indemnification by the Buyer. Following the Closing, the Buyer shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate furnished by the Buyer to the Company pursuant to Section 5.2 of this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any material prejudice, damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI, and (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the then current balance of the Escrow Fund and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it possesses with respect to such Third Party Action (including copies of any summons, complaint or other pleading which have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (I) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (II) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. Except as provided in Section 6.3(f) below, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer or, if the Company Stockholders are the Indemnifying Party, an irrevocable instruction from the Representative to the Escrow Agent to disperse the Claimed Amount from the Escrow Fund to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer or, if the Company Stockholders are the Indemnifying Party, an irrevocable instruction from the Representative to the Escrow Agent to disperse the Agreed Amount from the Escrow Fund to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under this Article VI. If no Response is delivered by the Indemnifying Party within such 20 day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 10.11. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer and/or the Company Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11).

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party. Any such costs, expenses and fees borne by the Representative on behalf of the Company Stockholders shall be recovered first from the Escrow Fund.

(f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages which the Indemnified Party proves, by a preponderance of the evidence, it is entitled to recover pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, the reasonableness of the amount the Indemnified Party expended to satisfy such obligation, or the amount for which it is entitled to indemnification, under the terms of this Article VI), it being agreed that the amount the Indemnified Party paid in connection with such settlement shall not, in and of itself, constitute conclusive evidence of the amount of Damages the Indemnified Party is entitled to recover under this Article VI.

(g) For purposes of this Section 6.3 and the first and second sentences of Section 6.4(b), (i) if the Company Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Representative, and (ii) if the Company Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Representative. The Representative shall have full power and authority on behalf of each Company Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VI. The Representative shall have no liability to any Company Stockholder for any action taken or omitted on behalf of the Company Stockholders pursuant to this Article VI.

6.4 Survival of Representations, Warranties, Covenants and Agreements.

(a) Unless otherwise specified in this Section 6.4 or elsewhere in this Agreement, no provision of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. Except for claims based on fraud, all representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall expire on the date that is 12 months following the Closing Date, except that the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Capitalization), 2.3 (Authorization), 2.9 (Tax Matters), 2.22 (Employee Benefits), 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization) and 3.3 (Authorization) shall survive the Closing for three years. Except for claims based on fraud, (i) all covenants and agreements that are covered by or set forth in the indemnification agreements in Sections 6.1(b) and 6.2(b) shall expire on the date that is 12 months following the Closing Date (except for claims based on intentional non-performance of such covenants or agreements, in which case such covenants and agreements shall survive until the date that is three years following the Closing Date), (ii) all covenants and agreements that are covered by or set forth in the indemnification agreements in Sections 6.1(c) and 6.1(d) shall expire on the date that is three years following the Closing and (iii) all claims under Section 6.1(e) shall expire on the date that is two years following the Closing. All matters described in this Section 6.4(a) that survive the expiration of the initial 12-month escrow period are collectively referred to herein as the “Permitted Matters”; provided however, that any claims pursuant to Section 6.1(e) shall not be considered Permitted Matters and shall be satisfied solely from the Escrow Fund, including the $1,000,000 that shall remain in the Escrow Fund pursuant to the Escrow Agreement for the period beginning on the 12-month anniversary of the Closing and ending on the 24-month anniversary of the Closing.

(b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Limitations.

(a) With respect to claims for Damages arising under Section 6.1(a), the Company Stockholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $500,000 (at which point the Company Stockholders shall become liable for all Damages under Section 6.1(a), and not just amounts in excess of $500,000); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud, (ii) any claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Capitalization), 2.3 (Authorization), 2.9 (Tax Matters) or 2.22 (Employee Benefits) or (iii) any claim pursuant to Section 6.1(e).

(b) Except for claims based on fraud, claims relating to any of the Permitted Matters and claims for indemnification or contribution under Article VII, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI from any Company Stockholder. Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Company Stockholder unless there are insufficient unclaimed funds remaining in the Escrow Fund to satisfy such Damages pursuant to the Escrow Agreement.

(c) Notwithstanding anything to the contrary herein, except for claims based on fraud in which the Company Stockholder participated, the aggregate liability of each Company Stockholder for Damages under this Article VI for any claims relating to fraud or any of the Permitted Matters shall not exceed the value as of the Effective Time of 100% of the Merger Consideration actually received by such Company Stockholder pursuant to this Agreement and the Escrow Agreement. The liability of each Company Stockholder to contribute to the payment of any claims pursuant to Section 6.1 shall be pro-rata (based on the percentage of the Merger Consideration allocable to such Company Stockholder pursuant to the terms hereof) and several and not joint.

(d) No Company Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) With respect to claims for Damages arising under Section 6.2(a), the Buyer and the Transitory Subsidiary shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $500,000 (at which point the Buyer and the Transitory Subsidiary shall become liable for all Damages under Section 6.2(a), and not just amounts in excess of $500,000); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or (ii) any claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization) and 3.3 (Authorization).

(f) Notwithstanding anything to the contrary herein, (i) except for claims based on fraud and claims relating to any of the Permitted Matters applicable to the Buyer and the Transitory Subsidiary, the aggregate liability of the Buyer and the Transitory Subsidiary for Damages under this Article VI shall not exceed $5,000,000 and (ii) except for claims based on fraud, the aggregate liability of the Buyer and the Transitory Subsidiary for any claims relating to any of the Permitted Matters applicable to the Buyer and the Transitory Subsidiary shall not exceed the value as of the Effective Time of the aggregate Merger Consideration.

(g) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(h) The amount of any Damages for which indemnification is provided under this Article VI shall be net of any payments actually received by the Indemnified Party from an insurance carrier with respect to such Damages, and if any Indemnified Party receives a payment from an insurance carrier in respect of Damages for which indemnification is provided under this Article VI after the full amount of such Damages have been paid hereunder to the Indemnified Party or partial payment of such Damages have been made hereunder to the Indemnified Party and the amount received from the insurance carrier (net of reasonable costs incurred in collecting such insurance proceeds) exceeds the remaining unpaid balance of such Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party or its representative, the excess of (i) the sum of the amount theretofore paid to such Indemnified Party pursuant to this Article VI plus the payment received from the insurance carrier in respect thereof (net of reasonable costs incurred in collecting such insurance proceeds), less (ii) the amount of such Damages.

(i) The Indemnified Party will make reasonable efforts to mitigate its Damages to the extent practical and to the extent such efforts do not involve risk of other substantial loss or injury.

(j) For purposes of any indemnity obligations of the Company Stockholders in respect of Taxes pursuant to this Agreement, the Company Stockholders shall have no liability for any such Taxes (or other Damages or Taxes in respect thereof) to the extent such Taxes are reflected in the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto).

6.6 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer waives and will not assert, and agrees to cause the Surviving Corporation to waive and to not assert, any conflict of interest arising out of or relating to any representation, after the Closing Date, of the Representative, any Company Stockholder or any officer, employee or director of the Representative or any Company Stockholder (each, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby and thereby (including any litigation, arbitration, mediation or other proceeding), by Skadden, Arps, Slate, Meagher & Flom LLP (“Post-Closing Representation”).

(b) Buyer waives and will not assert, and agrees to cause the Surviving Corporation to waive and to not assert, any attorney-client privilege with respect to any communication between Skadden, Arps, Slate, Meagher & Flom LLP and any Designated Person occurring during the current representation of the Company in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any person other than the Designated Persons.

ARTICLE VII

REGISTRATION RIGHTS

7.1 Registration of Shares. The Buyer shall file with the SEC, within ten (10) business days following the Closing, the Stockholder Registration Statement. The Stockholder Registration Statement shall be immediately effective pursuant to Rule 462(e) promulgated under the Securities Act. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

7.2 Limitations on Registration Rights.

(a) The Buyer may, by written notice to the Company Stockholders, suspend the Stockholder Registration Statement after effectiveness and require that the Company Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement (each such event, a “Suspension Period”), in the event that the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if an authorized executive officer of the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations (but only to the extent that such Suspension Period would exist during a period of time that the Buyer is not otherwise required to disclose such activity, transaction, preparations or negotiations). In no event shall the Buyer impose a Suspension Period (i) during the first five (5) business days after the Stockholder Registration Statement first becomes effective, (ii) for a period of more than thirty (30) days in any single instance or more than ninety (90) days in the aggregate, or (iii) at a time when the officers and directors of the Buyer are not restricted from trading in the Buyer’s securities.

(b) If the Buyer suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

7.3 Registration Procedures.

(a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b) The Buyer shall use its Reasonable Best Efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if reasonably requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

(e) Promptly upon the Buyer becoming aware of the happening of any event as a result of which the prospectus included in the Stockholder Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, the Buyer shall notify each Company Stockholder holding shares registered for re-sale pursuant to the Stockholder Registration Statement of the existence of such untrue statement or omission, but in no event shall Buyer be required to disclose to the Company Stockholders the nature, circumstances or details of the underlying event or cause.

(f) Buyer shall cause all Merger Shares registered pursuant to the Stockholder Registration Statement to be listed on each securities exchange on which similar securities issued by Buyer are then listed.

(g) Buyer shall provide a transfer agent and registrar for all Merger Shares registered pursuant to the Stockholder Registration Statement and a CUSIP number for all such Merger Shares, in each case not later than the effective date of such registration.

(h) Buyer shall advise each Company Stockholder holding shares registered for re-sale pursuant to the Stockholder Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Stockholder Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its Reasonable Best Efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

(a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement and as required in connection therewith by the SEC or any state securities law authorities;

(b) such Company Stockholder shall have provided to the Buyer its written agreement, in the form attached hereto as Exhibit F, to:

(i) indemnify the Buyer and each of its directors, officers and Affiliates against, and hold the Buyer and each of its directors, officers and Affiliates harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject under the Securities Act, the Exchange Act or state securities laws by reason of any statement or omission in the Stockholder Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4 expressly for use in the Stockholder Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and each such Company Stockholder will reimburse such indemnified party for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 7.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed), provided that in no event shall any Company Stockholder’s cumulative aggregate liability out of which such violation arises under Section 7.4 exceed 100% of the proceeds received by such Company Stockholder from the sale of shares pursuant to the Stockholder Registration Statement; and

(ii) report to the Buyer sales made pursuant to the Stockholder Registration Statement.

7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement, and each of the directors, officers and Affiliates of such Company Stockholder, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which such indemnified party may become subject under the Securities Act, the Exchange Act or state securities law by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; and Buyer will reimburse each such indemnified party for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.5 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); except in each case insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to the Buyer by or on behalf of a Company Stockholder specifically for use in the Stockholder Registration Statement. The Buyer shall have the right to assume at its expense the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5 and shall have the right to settle any such claim or suit without the consent of the applicable Company Stockholder, provided, that any such settlement does not involve any finding or admission of any violation of law and includes, as an unconditional term thereof, a release of the Company Stockholder from any liabilities arising from such claim. A Company Stockholder may participate at its own expense in the defense of any claim or suit for which such Company Stockholder may be responsible for indemnification under this Section 7.5 and as to which the Buyer has assumed control of such defense.

7.6 Assignment of Rights. A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

7.7 Contribution; Survival.

(a) If the indemnification provided for in this Article VII is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided, however that (A) in no event shall any Company Stockholder’s cumulative, aggregate liability under this Article VII exceed 100% of the proceeds received by such Company Stockholder from sale of shares pursuant to the Stockholder Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(b) The obligations of Buyer and Company Stockholders under this Article VII shall survive the completion of any offering of Merger Shares pursuant to the Stockholder Registration Statement.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before May 15, 2006 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before May 15, 2006 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement or for fraud).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Adjusted Base Cash Purchase Price” shall have the meaning set forth in Section 1.10(f).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 2.3.

“Base Cash Purchase Price” means $9,000,000 less (a) the amount of all Company Debt outstanding as of immediately prior to the Closing and (b) the Vocent Put Price.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification in such certification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by a duly authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) through (e) of Section 5.2 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $.01 par value per share, of the Buyer.

“Buyer Dispute Notice” shall have the meaning set forth in Section 1.10(d).

“Buyer Employee Plans” shall have the meaning set forth in Section 4.14(b).

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2005.

“Buyer Stock Price” means the average of the last reported sale prices per share of the Buyer Common Stock on The Nasdaq National Market over the thirty (30) consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Cash Merger Consideration” shall have the meaning set forth in Section 1.5(c).

“Cash Merger Ratio” equals a fraction, the numerator of which is the Base Cash Purchase Price, and the denominator of which equals the Outstanding Company Shares. The Cash Merger Ratio shall be subject to adjustment as a result of any adjustment to the Base Cash Purchase Price pursuant to Sections 1.10 and 1.11.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law in connection with the Merger.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Consideration pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)).

“Claim Notice” shall mean written notification which contains (a) a good faith description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by an Indemnified Party.

“Closing” shall mean the closing of the Merger contemplated by this Agreement.

“Closing Balance Sheet” shall mean the balance sheet of the Company as of the Closing Date prepared in accordance with the provisions of Section 1.10 hereof.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Merger contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Closing Net Working Capital Adjustment” shall mean the amount of the difference between the Net Working Capital and the Preliminary Net Working Capital, as it may be adjusted pursuant to the resolution of any disputes resolved pursuant to Section 1.10(d). The Closing Net Working Capital Adjustment shall be expressed as a positive number if the Net Working Capital on the Closing Balance Sheet is greater than the Preliminary Net Working Capital and as a negative number if the Net Working Capital on the Closing Balance Sheet is less than the Preliminary Net Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, $0.0005 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification in such certification as to knowledge, materiality or otherwise), signed on behalf of the Company by each of the Chairman, the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (f) of Section 5.1 is satisfied in all respects.

“Company Debt” shall mean all indebtedness for borrowed money and all amounts outstanding under promissory notes, credit facilities and capital lease lines of credit, including any and all fees, expenses, prepayment penalties and accrued and unpaid interest on any of the foregoing, of the Company and its Subsidiaries but excluding any principal amounts arising under letters of credit or surety bonds obtained in the Ordinary Course of Business, or any amount classified as a “current liability” for the purpose of calculating Net Working Capital.

“Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing, other than any such change, event, circumstance or development that are the result of (i) general economic or business conditions in the United States (except for any such change, event, circumstance, development or effect that disproportionately affects the Company relative to other industry participants) or acts of war or terrorism, (ii) factors generally affecting the industries or markets in which the Company operates (except for any such change, event, circumstance, development or effect that disproportionately affects the Company relative to other industry participants), and (iii) the pendency or the announcement of the transactions contemplated by this Agreement.

“Company Optionholder” shall mean a holder of Options immediately prior to the Effective Time.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Shares” shall mean the Common Shares and the Preferred Shares together.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated March 21, 2006, as amended, between the Buyer and the Company.

“Continuing Employees” shall have the meaning set forth in Section 4.14(a).

“Contract” shall have the meaning set forth in Section 2.15(b).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties in the past, or (iii) has committed to sell, license, distribute, provide or make available to any customer or other third party in the future, or has disclosed to Buyer or publicly announced as planned for the future, and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties in the past, or (iii) has committed to provide or make available to any customer or other third party in the future, or has disclosed to Buyer or publicly announced as planned for the future. A true and complete list of all Customer Offerings is set forth in Schedule 9 to this Agreement.

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), but excluding (a) those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi) and (b) punitive, consequential and special damages (other than those which an Indemnified Party is required to pay to a Governmental Entity or third party).

“December 2005 Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of December 31, 2005.

“Designated Person” shall have the meaning set forth in Section 6.6(a).

“Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of a Claimed Amount.

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and/or Section 1300 of the California Corporations Code (if applicable), and not effectively withdrawn or forfeited prior to the Effective Time.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DOL” shall have the meaning set forth in Section 2.21(e).

“EAD” shall have the meaning set forth in Section 2.21(e).

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company, a Subsidiary or any ERISA Affiliate.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agent” shall mean Boston Trust and Investment Management Company.

“Escrow Agreement” shall have the meaning set forth in Section 1.3(e).

“Escrow Fund” has the meaning set forth in Section 1.3(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean collectively, Computershare Shareholder Services, Inc. and Computershare Trust Bank, N.A., the Buyer’s transfer agent and registrar.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Financial Statements” shall mean:

(a) the audited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2004, as certified without qualification by Deloitte & Touche LLP, the Company’s independent public accountants;

(b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2005, including all related notes thereto; and

(c) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the three month period ended March 31, 2006.

“GAAP” shall mean United States generally accepted accounting principles as in effect at the applicable time.

“Governmental Entity” shall mean any U.S. federal, state, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by an Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their respective businesses or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site including, without limitation, the Company software development environment and fraud network system.

“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(c).

“Merger Shares” shall have the meaning set forth in Section 1.5(c).

“Net Working Capital” shall mean the total current assets of the Company less the total current liabilities of the Company as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be; provided, however, that for purposes of calculating the Net Working Capital, “current liabilities” shall exclude any Company Debt and the Vocent Put Price, in each case to the extent reflected in the Preliminary Base Purchase Price.

“Neutral Accountant” shall mean PricewaterhouseCoopers, or, if PricewaterhouseCoopers is unable or unwilling to serve in such capacity, an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL).

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to a Company Stock Plan or otherwise.

“Option Merger Ratio” shall equal a fraction, the numerator of which equals the Option Merger Shares, and the denominator of which equals the Outstanding Company Shares.

“Option Merger Shares” shall mean a number of shares of Buyer Common Stock equal to a fraction, the numerator of which is the sum of $35,000,000 and the Preliminary Base Cash Purchase Price, and the denominator of which is the Buyer Stock Price.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Outstanding Company Shares” means the sum of (i) the number of Common Shares outstanding immediately prior to the Effective Time, including all shares of Restricted Stock (whether or not vested) outstanding immediately prior to the Effective Time, other than up to 741,862 unvested shares of Restricted Stock, (ii) the number of Common Shares issuable upon the conversion of all Preferred Shares outstanding immediately prior to the Effective Time, and (iii) the number of Common Shares issuable upon the conversion or exercise in full of all vested Options outstanding immediately prior to the Effective Time and all Warrants outstanding immediately prior to the Effective Time, in each case to the extent not cancelled or forfeited at or prior to such time.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses (but excluding Intellectual Property Registrations), registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Matters” shall have the meaning set forth in Section 6.4(a).

“Post-Closing Representation” shall have the meaning set forth in Section 6.6(a).

“Preferred Shares” shall mean the Series A Shares and the Series B Shares.

“Preliminary Base Cash Purchase Price” shall have the meaning set forth in Section 1.10(a).

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 1.10(a).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 1.10(a).

“Reasonable Best Efforts” shall mean best efforts, to the extent reasonable.

“Reorganization” shall have the meaning set forth in Section 4.13.

“Representative” shall mean Paul Bergholm.

“Representative Dispute Notice” shall have the meaning set forth in Section 1.10(d).

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by each of (a) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, (b) 66 2/3% of the votes represented by the outstanding Series A Shares entitled to vote on this Agreement and the Merger, (c) 66 2/3% of the votes represented by the outstanding Series B Shares entitled to vote on this Agreement and the Merger; and (d) a majority of the votes represented by the outstanding Common Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Restricted Stock” shall mean Common Shares that are subject to forfeiture, redemption and/or repurchase by the Company pursuant to restricted stock or similar agreements or arrangements with the Company.

“Retention Agreement” shall have the meaning set forth in Section 4.16.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) other than (a) all statutory or other liens for Taxes that either (i) are not yet due and payable or (ii) will be fully accrued for on the Closing Balance Sheet; (b) all cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by law; (c) non-exclusive licenses granted to end-user customers in the Ordinary Course of Business; (d) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and for amounts not exceeding $10,000 in the aggregate.

“Series A Shares” shall mean the shares of Series A Convertible Preferred Stock, $0.0005 par value per share, of the Company.

“Series B Shares” shall mean shall mean the Series B Convertible Preferred Stock, $0.0005 par value per share, of the Company.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stock Merger Ratio” shall equal a fraction, the numerator of which equals the Stock Merger Shares, and the denominator of which equals the Outstanding Company Shares.

“Stock Merger Shares” means a number of shares of Buyer Common Stock equal to a fraction, the numerator of which is $35,000,000, and the denominator of which is the Buyer Stock Price.

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 pursuant to Rule 415 of the Securities Act covering the continuous resale to the public by the Company Stockholders of the Merger Shares.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger, or the surviving corporation in the Reorganization, as applicable.

“Suspension Period” shall have the meaning set forth in Section 7.2(a).

“Target Amount” shall mean -$265,619.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“USCIS” shall have the meaning set forth in Section 2.21(e).

“Vocent Agreement” shall mean the Agreement for Purchase and Sale of Assets dated August 19, 2005 by and among Vocent Solutions, Inc., the Company and Jeff Scheel.

“Vocent Put Price” shall mean the total amount paid or payable by the Company to the holders of the Vocent Put Right upon exercise in full of the Vocent Put Right in accordance with the Vocent Agreement.

“Vocent Put Right” shall mean the right of certain of the Company Stockholders to require that the Company repurchase their Company Shares on the terms and conditions set forth in the Vocent Agreement.

“Work Permit” shall have the meaning set forth in Section 2.21(e).

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 10.1 following the Closing Date.

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Section 4.10 concerning indemnification are intended for the benefit of the individuals specified therein.

10.3 Entire Agreement. This Agreement (including the exhibits, schedules and documents attached or referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

PassMark Security, Inc. 4400 Bohannon Drive, Suite 100 Menlo Park, CA 94025, USA Facsimile: (650) 322-6938 Attn: Chief Executive Officer
With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, CA 94301 Facsimile: (650) 470-4570 Attn: Gregory C. Smith, Esq.
If to the Buyer or the Transitory Subsidiary:

RSA Security Inc. 174 Middlesex Turnpike Bedford, Massachusetts 01730 Facsimile: (781) 301-5170 Attn: President and Chief Executive Officer
With a copy (which shall not constitute notice) to:

RSA Security Inc. 174 Middlesex Turnpike Bedford, Massachusetts 01730 Facsimile: (781) 515-5450 Attn: General Counsel and
Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Facsimile: (617) 526-5000 Attn: Hal J. Leibowitz, Esq.
If to the Representative:

Paul Bergholm 522 Chesterton Avenue Belmont, California 94002

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RSA SECURITY INC.

By:     /s/ Arthur W. Coviello, Jr.

Title:_CEO and President _

S&C ACQUISITION CORP.

By:     /s/ Robert P. Nault
Title:_President

PASSMARK SECURITY, INC.

By:__/s/ William H. Harris, Jr.
Title:_Chairman

REPRESENTATIVE

_/s/ Paul Bergholm

Paul Bergholm

The undersigned, being the duly elected Secretary or Assistant Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

_/s/ Robert P. Nault

Secretary
The undersigned, being the duly elected Secretary or Assistant Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing (a) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement, (b) 66 2/3% of the votes represented by the outstanding Series A Shares entitled to vote on this Agreement, (c) 66 2/3% of the votes represented by the outstanding Series B Shares entitled to vote on this Agreement and (d) a majority of the votes represented by the outstanding Common Shares entitled to vote on this Agreement.

_/s/ Paul Bergholm

Secretary